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                                                                     EXHIBIT 12

                         BRIGGS & STRATTON CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in millions)


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

                                                                                           Fiscal Year
                                                        Six Months Ended      ------------------------------------
                                                        December 29,1996      1996    1995    1994    1993    1992
                                                        ----------------      ----    ----    ----    ----    ----
Net Income                                              $             11      $ 92    $104    $ 70    $ 70    $ 51

Add:
  Interest                                                             4        10       9       9      11      11
  Income tax expense and other taxes on income                         7        57      66      67      44      29
  Fixed charges of unconsolidated subsidiaries                         -         1       1       -       1       1
  Cumulative effect of changes in accounting
   principles (net of tax)                                             -         -       -      33       -       -
                                                        ----------------      ------------------------------------
             Earnings as defined                        $             22      $160    $180    $179    $126    $ 92
                                                        ================      ====================================

Interest                                                               4        10       9       9      11      11
Fixed charges of unconsolidated subsidiaries                           -         1       1       -       1       1
                                                        ----------------      ------------------------------------
             Fixed Charges as defined                   $              4      $ 11    $ 10    $  9    $ 12    $ 12
                                                        ================      ====================================
                                                        ----------------      ------------------------------------
Ratio of earnings to fixed charges                                   5.5X     14.5X   18.0X   19.9X   10.5X    7.7X
                                                        ================      ====================================
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